Dated

Employment contract

between

CODA OCTOPUS GROUP, INC.

and

ANNMARIE GAYLE

Contents

Clause

1.	Interpretation	1
2.	Term of appointment	3
3.	Duties	3
4.	Directorship	4
5.	Directors’ and Officers’ Insurance and Indemnity	4
6.	Salary and other benefits	5
7.	Management Incentive scheme	5
8.	Expenses	5
9.	Holidays	5
10.	Outside interests	6
11.	Confidential information	6
12.	Intellectual property	6
13.	Termination	8
14.	Obligations upon termination	9
15.	Post-termination restrictions	9
16.	Notices	11
17.	Reconstruction and amalgamation	11
18.	Notices	11
19.	Entire agreement and previous contracts	11
20.	Variation	12
21.	Counterparts	12
22.	Governing law and jurisdiction	12

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THIS AGREEMENT (the “Agreement”) is dated 1 March 2017

Parties

(1)	Coda Octopus Group, Inc. a Delaware corporation with its principal place of business at 4020 Kidron Road, Suite No. 4, Lakeland 3381, Florida, United States of America (Company).

(2)	Annmarie Gayle (Employee).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1.1 apply in this Agreement.

Appointment: the employment of the Employee by the Company on the terms of this Agreement.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Business: (i) any subsea visualization company or business (incorporated or unincorporated), or (ii) any other business in which Coda Octopus is engaged or is actively planning to engage as of the date of the Termination of this Agreement.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 1 March 2017

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, financial affairs of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business and/or products of the Company or any Group Company or any of its or their business contacts, customer data or key staff information.

Convenience: termination of this Agreement by the Company without Cause.

Employment IPRs: Intellectual Property Rights created by the Employee in the course of Employee’s employment with the Company (whether or not during working hours or using Company premises or resources).

Employment Inventions: any invention which is made wholly or partially by the Employee at any time in the course of employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

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Group Company: the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company.

Incapacity: any sickness or injury which prevents the Employee from carrying out his duties.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Management Incentive Scheme: the bonus scheme put in place by the Board of Directors of Coda Octopus Group, Inc. which is intended to incentivise the management to perform the Group’s annual business plan and under which a bonus (Stock Grants or Cash) is payable for the achievement of certain performance milestones.

Restricted Business: any business that competes with the Business at the relevant point in time.

Restricted Customer: any firm, company or person who, at any time during the 6 months prior to Termination, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Employee had contact or about whom Employee became aware or informed in the course of her engagement under this Agreement.

Restricted Person: anyone employed or engaged by the Company or any Group Company and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with the Business.

Termination: the termination of the Employee’s employment with the Company however caused including, without limitation, termination by the Company in breach of the terms of this agreement.

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1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this agreement form part of (and are incorporated into) this agreement.

2.	Term of appointment

2.1	The Company shall employ the Employee and the Employee shall serve the Company on the terms of this Agreement.

2.2	The Appointment shall be deemed to have commenced on the Commencement Date and continue indefinitely until terminated in accordance with the terms of this Agreement.

2.3	The Employee shall provide 12 months of notice to terminate this Agreement.

3.	Duties

3.1	The Employee shall serve the Company as Group Chief Executive and the duties shall include those set out in Schedule 1 hereto.

3.2	During the Appointment the Employee shall:

(a)	act as a director of the Company (subject to the discretion of the stockholders of the Company) and carry out duties on behalf of any other Group Company including, if so required by the Board, acting as an officer or consultant of any such Group Company;

(b)	comply with the Company’s (including its subsidiaries) constitutional charter including bylaws articles of organization (or equivalent thereof, as amended from time to time) of any Group Company of which Employee is a director;

(c)	abide by any statutory, fiduciary or common-law duties to the Company or any Group Company of which Employee is a director;

(d)	not do anything that would cause Employee to be disqualified from acting as a director;

(e)	do such things as are necessary to ensure compliance by Employee and the Company or any relevant Group Company with any applicable code on Corporate Governance of the US Listing Authority or any Exchange on which the Company’s securities are, or in the future may be, listed (as amended from time to time);

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(f)	comply with the requirements under both legislation and regulation as to the disclosure of inside information;

(g)	unless prevented by Incapacity, devote the whole of Employee’s time, attention and abilities to the business of the Company and any Group Company of which Employee is an officer or consultant;

(h)	diligently exercise such powers and perform such duties as may from time to time be assigned to Employee by the Company or Board together with such person or persons as the Company or Board may appoint to act jointly with Employee;

(i)	comply with all reasonable and lawful directions given to Employee by the Board;

(j)	promptly make such reports to the Board in connection with the affairs of the Company or any Group Company on such matters and at such times as are reasonably required;

(k)	use Employee’s best endeavours to promote, protect, develop and extend the business of the any Group Company;

3.3	All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4.	Directorship

4.1	All directors are subject to re-election at the Company’s Annual General Meeting. The appointment as a Director shall automatically terminate if the Employee is not re-elected at the Annual General Meeting of Stockholders or if Employee becomes prohibited by law from serving as a Director.

4.2	If during the Appointment, the Employee ceases to be a director of the Company (otherwise than by reason of Employee’s death, resignation or disqualification pursuant to the bylaws of the Company, as amended from time to time, or by statute or court order), the Appointment shall continue with the Employee in all other respects, except as a director and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. The Employee shall have no claims in respect of such cessation as a director.

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5.	Directors’ and Officers’ Insurance and Indemnity

5.1	Subject to the terms of the Company’s directors and officers’ liability insurance policy, during and for a period of a maximum of seven (7) years after termination the Employee shall be entitled to director and officer insurance coverage for Employee’s acts and/or omissions while an officer and/or director of the Company on a basis no less favourable than the coverage provided the Company’s current officers and directors.

5.2	Subject to applicable law, in the event that there is a shortfall in the D&O Insurance cover including any compulsory excess that may be applicable, the Company shall indemnify the Employee on a dollar for dollar basis for any amounts that Employee may pay in respect of any actions or liability arising out of or in connection with the Employee serving as a director of the Company.

6.	Salary and other benefits

6.1	The Employee shall be paid an initial salary of US$230,000 per annum.

6.2	The Employee’s salary shall accrue from day to day and be payable monthly in arrears.

6.3	The Employee’s salary shall be reviewed by the Board annually.

7.	Management Incentive scheme

7.1	Unless otherwise agreed in writing, the Employee shall be entitled to participate in any Management Incentive Scheme that may be put in place from time to time to include a Chief Executive Bonus of up to $100,000 for achievement of target and which is dependent upon the Group achieving its Agreed Annual Business Plan. Any payments (whether in cash or kind) are contingent upon achieving substantially the annual defined performance milestones.

8.	Expenses

8.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of receipts or other appropriate evidence of payment.

8.2	The Employee shall abide by the Company’s policies on expenses as communicated to Employee from time to time.

8.3	Any credit card supplied to the Employee by the Company shall be used only for expenses incurred in the course of the Appointment.

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9.	Holidays

9.1	The Employee shall be entitled to 30 days of paid vacation days during each year, plus all public holidays observed in Scotland. If the Employee is required to work on any such public holiday, Employee will receive a paid vacation day for each such public holiday that she works.

9.2	If either party has served notice to terminate this Agreement, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice periods.

9.3	The Employee shall be entitled to accrue unused holiday not used in any calendar year up to a maximum of 24 days of accrued holiday time.

10.	Outside interests

10.1	During the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

10.2	Notwithstanding clause 10.1, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or traded on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company.

11.	Confidential information

11.1	The Employee acknowledges that in the course of the Appointment Employee will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 11.

11.2	The Employee shall not (except in the proper course of Employee’s duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use Employee’s best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

(a)	any use or disclosure authorised by the Board or required by law; or

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	any protected disclosure within applicable whistleblowing regulations.

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12.	Intellectual property

12.1	The Employee acknowledges that all Employment intellectual Property Rights (“IPRs”), Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

12.2	The Employee acknowledges that, because of the nature of Employee’s duties and the particular responsibilities arising from the nature of such duties, Employee has, and shall have at all times while employed by the Company, a special obligation to further the interests of the Company.

12.3	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 12.1, the Employee agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties.

12.4	The Employee agrees:

(a)	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

(b)	at the Company’s request and in any event on the termination of Employee’s employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

12.5	The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Employee in respect of Employee’s compliance with this clause.

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12.6	The Employee undertakes to use Employee’s best endeavours to execute all documents and do all acts both during and after her employment by the Company as may, in the opinion of the Board, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 12.5.

12.7	The Employee agrees to give all necessary assistance to the Company to enable it to enforce its IPRs against third parties, to defend claims for infringement of third party IPRs and to apply for registration of IPRs, where appropriate throughout the world, and for the full term of those rights.

12.8	The Employee hereby irrevocably appoints the Company to be Employee’s attorney to execute and do any such instrument or thing and generally to use her name for the purpose of giving the Company or its nominee the benefit of this clause 12. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 12 shall be conclusive evidence that such is the case.

13.	Termination

13.1	Notwithstanding the provisions set forth in Clause 2.1 hereof, the Company may terminate the Engagement with immediate effect for Cause without notice and with no liability to make any further payment to the Employee (other than those set out in Clause 13.2. hereof).

13.2	In this context “Cause” shall mean if the Employee:

(a)	In the reasonable opinion of the Board), is guilty of any gross misconduct affecting the business of the Company or any Group Company; or

(b)	In the reasonable opinion of the Board), commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Board; or

(c)	is, in the reasonable opinion of the Board, negligent and incompetent in the performance of Employee’s duties; or

(d)	is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company or the Board brings or is likely to bring the Employee or the Company or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(e)	is unable by reason of Incapacity to perform Employee’s duties under this Agreement for an aggregate period of 12 weeks in any 52 weeks’ period; or

13.3	The rights of the Company under clause 13.1 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

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14.	Obligations upon termination

14.1	On the Termination Date the Employee shall:

(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys, and any other property of any Group Company, which is in its or his possession or under its or his control;

(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in its or his possession or under its or his control outside the premises of the Company; and

(c)	provide a signed statement that she has complied fully with her obligations under this Clause 14.

14.2	Regardless of the reason for any termination of this Agreement, the Employee shall be entitled to:

(a)	any unpaid portion of the Salary through to Termination Date;

(b)	reimbursement of any outstanding business expenses which are properly incurred in accordance with the Company’s expense policy and/or practice in force from time to time.

(c)	Directors’ and Officers’ insurance coverage in accordance with the terms of this Agreement.

14.3	Termination payments due under this Agreement shall be made no later than within 60 days of the termination date.

14.4	In the event that the Company terminates for Convenience, the Company shall, in addition to the payments provided for in Clause 14.2, pay the Employee the following:

(a)	A lump sum payment equal to the annual base salary payable to the Employee; and

(b)	a separation bonus of $150,000 (whether or not the performance milestones have been achieved); and

(c)	vesting of any stock grant provided for in the Management Incentive Plan.

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15.	Post-termination restrictions

15.1	In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which the Employee has access as a result of the Engagement, the Employee covenants with the Company that:

(a)	for 12 months after Termination, Employee wil not solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with the Business; and

(b)	for 12 months after Termination, Employee will not offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; and

(c)	for 12 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with the Business; and

(d)	for 12 months after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with the Business; and

(e)	at any time after Termination, represent herself as connected with the Company or any Group Company in any Capacity.

15.2	None of the restrictions in Clause 13 shall prevent the Employee from being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with the Business.

15.3	The restrictions imposed on the Employee by Clause 13.1 apply to either of them acting:

(a)	directly or indirectly including through legal or natural persons under Employee’s control or related to Employee; and

(b)	on Employee’s own behalf or on behalf of, or in conjunction with, any firm, company or person.

15.4	Each of the restrictions in this Clause 15 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

15.5	The terms of this Clause 15 shall not apply if in terminating the Agreement the Company is in breach of the terms of this Agreement.

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16.	Notices

16.1	Any notice given under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at its registered office for the time being or by sending it by fax to the fax number notified by the relevant party to the other party. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of fax, at the time of transmission.

16.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant party).

17.	Reconstruction and amalgamation

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

18.	Entire agreement and previous contracts

Each party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a)	this Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this Agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

(c)	the only remedy available to each party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

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19.	Amendments

No amendment of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

20.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

21.	Governing law and jurisdiction

21.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the State of Delaware.

21.2	The parties irrevocably agree that the courts of Delaware shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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Schedule Role Description

Employee’s Position Title: Group Chief Executive Officer

Reporting Line: Board of Directors of Coda Octopus Group, Inc.,

Job Summary

The Employee serves as chief executive of Coda Octopus Group, Inc., and, in partnership with the Board, is responsible for the success of Coda Octopus Group, Inc. Together, the Board and the Employee assure the accomplishment of Coda Octopus’ mission and vision and its business plans, and the accountability of Coda Octopus to its diverse constituents.

The Board delegates responsibility for management and day-to-day operations to the Employee, and Employee has the authority to carry out these responsibilities, in accordance with the direction and policies established by the Board. The Employee provides direction to the Board enabling it to carry out its governance functions.

Accountabilities

1)	Mission, policy and planning

a)	Helps the Board determine Coda Octopus’ values, mission, vision, and short- and long-term goals.

b)	Helps the Board monitor and evaluate Coda Octopus’ effectiveness and results.

c)	Keeps the Board fully informed on the condition of Coda Octopus and on all the important factors influencing it.

Identifies problems and opportunities and addresses them; brings those which are appropriate to the Board and/or its committees; and, facilitates discussion and deliberation.

Informs the Board and/or its committees about trends, issues, problems and activities in order to facilitate policy-making and recommends policy positions.

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2)	Management and administration

a)	Provides general oversight of all Coda Octopus’ activities, manages the day-to-day operations, and assures a smoothly functioning, efficient organization.

b)	Assures organizational stability through development and implementation of standards and controls, systems and procedures, and regular evaluation.

c)	Recommends staffing and financing to the Board of Directors. In accordance with Board action, recruits personnel, negotiates professional contracts, and sees that appropriate salary structures are developed and maintained.

d)	Specifies accountabilities for management personnel and evaluates performance regularly.

3)	Governance

a)	Helps the Board articulate its own role and accountabilities and that of its committees and individual members, and helps evaluate performance regularly.

b)	Works with the Board Chair to enable the Board to fulfill its governance functions and facilitates the optimum performance by the Board, its committees and individual Board members.

c)	Focuses Board attention on long-range strategic issues.

4)	Financing

a)	Promotes products and product development that are produced in a cost-effective manner, employing economy while maintaining an acceptable level of quality.

b)	Oversees the fiscal activities of the organization including budgeting, reporting and audit.

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Executed by Coda Octopus Group acting by Geoff Turner, Director	/s/ ...................................... Signature and Date

Executed by Annmarie Gayle, Director	/s/ ...................................... Signature and Date:

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